Exhibit 5.1

[Hogan Lovells US LLP letterhead]

May 17, 2011

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203

Ladies and Gentlemen:

We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of up to 5,700,000 newly issued common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”), all of which Shares are issuable pursuant to the Company's 2008 Omnibus Incentive Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Alabama Real Estate Investment Trust Act of 1995, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying (without any independent verification or investigation) upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, dated as of the date hereof, with respect to the matters addressed therein.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance and delivery of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Trustees or a committee of the Board of Trustees authorizing the issuance thereof and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Trustees
Colonial Properties Trust
May 17, 2011

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP